EXHIBIT 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                             CYBEROPTICS CORPORATION


                                 ARTICLE 1. NAME

                  The name of the corporation is "CyberOptics Corporation."

                          ARTICLE 2. REGISTERED OFFICE

                  The address of the registered office of the corporation in Minnesota is 2208 First Bank Place West, Minneapolis, Minnesota 55402.

                          ARTICLE 3. AUTHORIZED SHARES

                  The aggregate number of shares of stock which this corporation is authorized to issue is 30,000,000 of which 25,000,000 shall be common shares of no par value, and of which 5,000,000 shall be preferred shares of no par value. The preferred shares may be issued from time to time by the Board of Directors in one or more series which such designations, relative rights, preferences, limitations, dividend rates, redemption prices, liquidation prices, conversion rights, sinking or purchase fund rights and other provisions as the Board of Directors may establish, fix and determine.

                         ARTICLE 4. NO CUMULATIVE VOTING

                  There shall be no cumulative voting of the shareholders of the corporation.

                         ARTICLE 5. NO PREEMPTIVE RIGHTS

                  The shareholders of the corporation shall not have preemptive rights to subscribe for or acquire securities or rights to purchase securities of any kind, class, or series of the corporation.

                             ARTICLE 6. INCORPORATOR

                  The name and address of the incorporator, who is a natural person of full age is:

                         Name                        Address
                         ----                        -------

                   Irving Weiser          2200 First Bank Place East
                                          Minneapolis, Minnesota 55402

                       ARTICLE 7. FIRST BOARD OF DIRECTORS

                  The name and address of the members of the first Board of Directors are:

                         Name                        Address
                         ----                        -------

                   Steven K. Case         2829 Inglewood Avenue
                                          St. Louis Park, Minnesota 55416

                   Gerald J. Bratter      2208 First Bank Place West
                                          Minneapolis, Minnesota 55402

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                     ARTICLE 8. WRITTEN ACTION BY DIRECTORS

                  An action required or permitted to be taken at a meeting of the Board of Directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of the corporation at which all of the directors were present.

                   ARTICLE 9. MONETARY LIABILITY OF DIRECTORS

                  A director of this corporation shall not be personally liable to the corporation or its shareholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this Article 9 became effective.

                  Any repeal or modification of the foregoing provisions of this
Article 9 by the shareholders of the corporation shall not adversely affect any rights or protection of a director of the corporation existing at any time of such repeal or modification.